Two Bethesda Metro Center	Phone 301.986.0701
Suite 1200	Fax 301.986.0702
Bethesda, MD 20814

Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Jason P. Owen	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES PRELIMINARY RESULTS OF
OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003

        BETHESDA, MARYLAND, February 5, 2004 – Hanger Orthopedic Group, Inc. (NYSE:HGR) today announced preliminary unaudited net sales of $548.0 million and a range of EBITDA between $94.0 million and $95.0 million for the year ended December 31, 2003. Hanger will release the audited results after the close of business on February 25, 2004. A conference call will be held the following morning, February 26, 2004.

        For the year, sales increased by $22.5 million, or 4.3%, primarily due to a 1.7% increase in same center sales in the Company’s O&P practices, a 1.5% increase from acquired practices, and a 19.6% increase in outside sales by the Company’s distribution business. The sales improvement in the O&P practices was principally in prosthetics, as orthotic sales were flat. This caused the sales mix to change slightly in favor of prosthetic sales. Despite the change in mix, the gross profit margin remained relatively unchanged at 52.8% of sales compared to 53.0% in 2002.

        The EBITDA for the year was lower than anticipated. SG&A expenses increased principally due to increased field level variable compensation, the expenses of acquired practices, the investment in increased staffing of the marketing department, the new billing system, as well as the costs of meeting new government regulations and governance requirements.

        Cash flow from operations exceeded $50.0 million for the year ended December 31, 2003.

        The company made substantive progress in several areas that should benefit results in the future:

•	Marketing – the Company invested an additional $3 million in marketing in fiscal 2003 and started to see some benefit in the fourth quarter when same center sales increased by 3.3%, which was the single highest quarterly increase in the year.

•	National contracts – the Company has continued its pursuit of contracts with large payors in order to leverage its footprint. The Company was successful in signing a contract with a large workers’ compensation provider in the fourth quarter, which will generate approximately $8 million in additional sales in calendar 2004. This will be an area of continued focus in 2004.

•	New technology – the Company will continue its development and implementation of new technologically advanced processes to increase productivity, such as its exclusive Insigniatm laser scanning system and next generation products to improve its patients’ daily lives and treatment experience.

        Hanger will conduct a conference call to discuss the contents of this press release Friday morning, February 6, 2003, at 9:00 EST. Those wishing to participate in the call should call 1-800-374-1855. The results reported in this release are all preliminary and subject to audit. The company expects to release audited results to the public after the close of the market on Wednesday February 25th.

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient-care services. Hanger is the market leader in the United States, owning and operating approximately 600 patient-care centers in 44 states and the District of Columbia, with over 3,200 employees. Hanger is organized into two business segments: patient-care, which consists of nationwide orthotic and prosthetic practice centers, and distribution, which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient-care centers. In addition, Hanger operates the largest orthotic and prosthetic managed care network in the country.

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Certain statements included in this press release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to the Company’s SEC filings for factors that could cause actual results to differ materially from the Company’s expectations.